Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
10% CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES G
OF
THE GOLDMAN SACHS GROUP, INC.
(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)
               The Goldman Sachs Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) with respect to the 50,000 shares of its 10% Cumulative Perpetual Preferred Stock, Series G (the “Series G Preferred Stock”) and the Certificate of Designations with respect thereto:
          RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted to and vested in the Board in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate of Incorporation”), the Board, by resolutions duly adopted, authorized the issuance of the Series G Preferred Stock and established the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of the certificate of designations (the “Certificate of Designations”) filed with respect to the Series G Preferred Stock on September 30, 2008 with the Secretary of State of the State of Delaware.
          RESOLVED, that upon the redemption or repurchase in full of all of the Series G Preferred Stock, no shares of the Series G Preferred Stock will be outstanding and no shares of the Series G Preferred Stock will be issued subject to the Certificate of Designations.
          RESOLVED, that when a certificate setting forth this resolution (a “Certificate of Elimination”) becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series G Preferred Stock.
          RESOLVED, that each Authorized Officer or any of their designees is authorized, in the name and on behalf of the Corporation, to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Elimination relating to the Series G Preferred Stock.
               The Corporation hereby certifies that all shares of the Series G Preferred Stock have been redeemed and that, accordingly, all matters set forth in the Certificate of Designations with respect to the Series G Preferred Stock shall be, and hereby are, eliminated from the Restated Certificate of Incorporation upon the filing of this Certificate of Elimination in accordance with the foregoing resolutions and Section 151(g) of the DGCL.
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Gregory K. Palm, its Executive Vice President and General Counsel, this 6th day of May, 2011.

THE GOLDMAN SACHS GROUP, INC.
By:	/s/ Gregory K. Palm
	Name:	Gregory K. Palm
	Title:	Executive Vice President and General Counsel